Exhibit 99.01

Contacts:	Investors	Media
	Matt Rhodes	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-2536	650-944-6251
	matthew_rhodes@intuit.com	diane_carlini@intuit.com

QuickBooks Online Passes 1.5 Million Paid Subscribers
Intuit Extends Market Leadership as Small Businesses Shift to the Cloud

MOUNTAIN VIEW, Calif. - Aug. 8, 2016 - Intuit Inc. (Nasdaq: INTU) announced that QuickBooks Online has more than 1.5 million paying subscribers, extending its global market leadership as more small businesses move to the cloud.
“This milestone is proof of our ongoing commitment to our small business, self-employed, accountant and developer customers,” said Sasan Goodarzi, executive vice president of Intuit’s Small Business Group. “We look forward to continuing to build on our success as we grow the QuickBooks ecosystem around the world.”
Intuit has served small businesses and accountants with QuickBooks for more than 20 years. Today, small business owners are turning to the cloud in record numbers. Intuit research shows that U.S. small business owners already spend an average of four hours a day online. The adoption of cloud tools by small businesses is expected to accelerate in the coming years, with a projected 78 percent of small businesses fully adapted to the cloud by 2020.
The growth of QuickBooks Online is being fueled by a network effect of small businesses, the self-employed, developers and accountants all working together.

•	Small Businesses: More than 80 percent of QuickBooks Online customers are new to the Intuit franchise, a reflection of how QuickBooks is at the leading edge of small business cloud adoption.

•	Self-Employed: Since launching in January 2015, QuickBooks Self-Employed has helped subscribers identify an average of $4,340 in potential tax savings annually.

•	Developers: Over 26,000 developers are actively creating QuickBooks apps, and approximately 15 percent of QuickBooks Online customers connect to at least one third-party app.

•	Accountants: More than 600,000 QuickBooks Online subscribers are now linked to accountants; more than 100,000 accountant customers have at least three QuickBooks Online clients.

About Intuit
          Intuit Inc. creates business and financial management solutions that simplify the business of life for small businesses, consumers and accounting professionals.

Its flagship products and services include QuickBooks® and TurboTax®, which make it easier to manage small businesses and tax preparation and filing. Mint.com provides a fresh, easy and intelligent way for people to manage their money, while Intuit's ProConnect brand portfolio includes ProConnect Online, ProSeries® and Lacerte®, the company's leading tax preparation offerings for professional accountant.
Founded in 1983, Intuit had revenue of $4.2 billion in its fiscal year 2015. The company has approximately 7,700 employees with major offices in the United States, Canada, the United Kingdom, India and other locations. More information can be found at www.intuit.com.